Exhibit 2

AGREEMENT AND PLAN OF SHARE EXCHANGE

BETWEEN

CITIZENS BANK AND TRUST COMPANY

AND

CITIZENS BANCORP OF VIRGINIA, INC.

This Agreement and Plan of Share Exchange ("Agreement") is made and entered into as of September 24, 2003 by and between Citizens Bank and Trust Company , a Virginia state bank  (the "Bank"), and Citizens Bancorp of Virginia, Inc., a Virginia corporation (the "Corporation").

RECITALS

1.

 The Board of Directors of the Bank has determined that it is in the best interests of the Bank and its shareholders for the Bank to be reorganized into the holding company form of ownership;

2.

The Bank has caused the Corporation to be organized under Virginia law as a wholly owned subsidiary for the purpose of becoming the holding company of the Bank; and

3.

The reorganization will be effected by a share exchange under Virginia law in which each share of common stock of the Bank is exchanged for one share of common stock of the Corporation:

NOW, THEREFORE, the Bank and the Corporation do hereby agree as follows:

1.

The Share Exchange.  Subject to the terms and conditions hereof, the Bank shall become a wholly-owned subsidiary of the Corporation through the exchange of each outstanding share of common stock of the Bank for one share of the common stock of the Corporation in accordance with Section 3 of this Agreement in a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange").

At the Effective Date, the Share Exchange shall have the effects stated in Section 13.1-721 of the Virginia Stock Corporation Act.

2.

Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of the Corporation in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until amended or repealed.

3.

 Exchange of Shares.  On the date specified in a Certificate of Share Exchange issued by the Virginia State Corporation Commission and relating to this Agreement (the "Effective Date"):

(a)

 Each share of common stock, par value $.50 per share, of the Bank ("Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, be automatically exchanged for one share of Corporation Common Stock, par value $.50 per share ("Corporation Common Stock");

(b)

The Corporation shall become the owner and holder of all the shares of Bank Common Stock issued and outstanding; and

(c)

Shares of Corporation Common Stock outstanding immediately prior to the Effective Date shall be cancelled.

4.

Manner of Exchange.   Each holder of a certificate representing any shares of Bank Common Stock upon the surrender of his Bank Common Stock certificates to the Corporation, duly endorsed for transfer in accordance with this Section 4, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Corporation Common Stock for which his shares of Bank Common Stock are exchanged pursuant to Section 3(a).

As promptly as practicable after the Effective Date, the Bank, acting as the Corporation's exchange agent ("Exchange Agent") shall send to each person who is a  shareholder of record of the Bank immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of Bank Common Stock (other than shares held by stockholders who perfect their dissenters' rights as provided under Section 7 hereof) for the consideration set forth in Section 3(a) above.

5.

Dividends.  No dividend or other distribution payable to the holders of record of Corporation Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of Bank Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 4 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

6.

Employee and Director Stock Plans.  At the Effective Date, all stock option and stock-based compensation plans of the Bank (the "Bank Plans") shall automatically be continued and become plans of the Corporation ("Corporation Plans").  At the Effective Date, there shall be substituted for the options granted under the Bank Plans ("Old Options"), new options ("New Options") under the Corporation Plans without any action on the part of optionees, and each New Option shall be for the same number of shares of Corporation Common Stock, exercisable at the same price and subject to the same terms and conditions as each Old Option was with respect to Bank Common Stock.  The substitution of New Options for Old Options shall be done in accordance with the provisions of Section 425(a) of the Internal Revenue Code of 1986.  Under the Corporation Plans, the Corporation shall assume all of the rights and obligations of Bank under the Bank Plans.

At the Effective Date, the Board of Directors of the Corporation shall be deemed to have reserved and authorized the issuance of the number of shares of Corporation Common Stock under the Corporation Plans that is equal to the number of shares of Bank Common Stock approved by the shareholders of Bank for issuance under the Bank Plans that Bank has not issued under the Bank Plans prior to the Effective Date.

At the Effective Date, all rights to purchase, sell or receive Bank Common Stock and all rights to elect to make payment in Bank Common Stock under any agreement between Bank and any director, officer or employee thereof or under any plan or program of Bank shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Corporation Common Stock and an identical right to make payment in Corporation Common Stock under any such agreement between Bank and any director, officer or employee thereof or under such plan or program of the Bank.

7.

Rights of Dissenting Shareholders.  Shareholders of the Bank who object to the Share Exchange will be entitled to the rights and remedies set forth in Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

8.

Conditions to the Share Exchange.  The Share Exchange shall not be consummated unless the following conditions have been satisfied:

(a)

Holders of the issued and outstanding shares of Bank Common Stock shall have approved this Agreement in accordance with Virginia law and the Articles of Incorporation of the Bank and the Bank, as the sole shareholder of the Corporation, shall have approved this Agreement.   None of such approvals shall have been revoked at or prior to the Effective Time.

(b)

If, in the opinion of counsel to the Corporation, such registration is required, the Corporation Common Stock to be issued to the holders of Bank Common Stock pursuant to the Share Exchange shall have been duly registered pursuant to Section 5 of the Securities Act of 1933 and such registration shall not be suspended at the Effective Time.  Further, to the extent required in the opinion of legal counsel for the Corporation, the Corporation shall have complied with all applicable securities law of states and other jurisdictions relating to such issuance of the Corporation Common Stock.

(c)

Any and all approvals or consents shall have been obtained from the Virginia State Corporation Commission, the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction, and from other third parties that are, in the opinion of legal counsel for the Bank or the Corporation, required for the lawful consummation of the Share Exchange and the issuance and delivery of Corporation Common Stock as contemplated by this Agreement and such approvals or consents and shall not have been revoked.

(d)

The Bank shall have received either (i) a ruling from the Internal Revenue Service, acceptable in form and substance to the Bank and its legal counsel, or (ii) an opinion from Williams Mullen, in either case to the effect that:

(1)

The Share Exchange either will constitute (i) a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Bank and the Corporation each will qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code or (ii) a transaction described in Section 351 of the Code;

(2)

 No gain or loss will be recognized by the shareholders of the Bank upon the exchange of their Bank Common Stock solely for Corporation Common Stock;

(3)

No gain or loss will be recognized by the Corporation upon its receipt of Bank Common Stock in exchange for Corporation Common Stock in connection with the Share Exchange;

(4)

The aggregate basis of the Corporation Common Stock received by each shareholder of the Bank in the Share Exchange will, in each instance, be the same as the aggregate basis of the Bank Common Stock surrendered in exchange therefor; and

(5)

The holding period of the Corporation Common Stock received by each shareholder of the Bank in the Share Exchange will include the period during which the shareholder held his Bank Common Stock exchanged therefor, provided that such Bank Common Stock is held as a capital asset on the date of the Share Exchange.

(e)

Should any shareholders of the Bank dissent pursuant to Virginia law, the payments to dissenting shareholders shall not cause the Bank to become undercapitalized or exceed the amount of dividends permissible for the Bank under applicable state and federal law.

9.

Abandonment of Agreement.  This Agreement may be abandoned by the Bank or the Corporation at any time before the Effective Date in the event that (a) any action, suit, proceeding or claim has been instituted, made or threatened relating to the Agreement which shall make consummation of the transactions contemplated hereby inadvisable in the opinion of the Bank or the Corporation or (b) for any other reason consummation of the transactions contemplated hereby is inadvisable in the opinion of the Bank or the Corporation.  Such abandonment shall be effected by written notice by the Bank or the Corporation to the other Party hereto, authorized or approved by the Board of Directors of the Party giving such notice.  Upon the giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Bank or the Corporation or the directors, officers, employees, agents or stockholders of any of them.  In the event of abandonment of this Agreement, the Bank shall pay the fees and expenses incurred by itself and the Corporation in connection with this Agreement and the Share Exchange.

10.

Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by the Parties hereto upon the approval of the Board of Directors of each of the Parties hereto; provided, however, that the provisions of Section 3 hereof relating to the consideration to be exchanged for shares of Bank Common Stock shall not be amended after the meeting of stockholders of the Bank at which this Agreement is considered so as to decrease the amount or change the form of such consideration without the approval of such stockholders.

11.

Counterparts.  This Agreement may be executed in one or more counterparts.

12.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Virginia.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CITIZENS BANK AND TRUST  COMPANY

By:

/s/ Mark C. Riley

Mark C. Riley, President

Attest: /s/

Secretary

CITIZENS BANCORP OF VIRGINIA, INC.

By:

/s/ Mark C. Riley

Mark C. Riley,  President

Attest: /s/ C. B. Cordle

C. B. Cordle